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                              CB BANCSHARES, INC.

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         PRESS RELEASE ISSUED BY CB BANCSHARES, INC.: CB BANCSHARES BOARD OF
         DIRECTORS REJECTS CPF'S UNSOLICITED PROPOSAL

         LETTER TO CB BANCSHARES, INC. EMPLOYEES


PRESS RELEASE ISSUED BY CB BANCSHARES, INC.: CB BANCSHARES BOARD OF DIRECTORS REJECTS CPF'S UNSOLICITED PROPOSAL

MAY 4, 2003

FOR IMMEDIATE RELEASE

Contact:          Wayne T. Miyao
                  Senior Vice President, City Bank
                  Corporate Communications
                  Ph:  (808) 535-2590
                  Email: wmiyao@cb-hi.net
                  Website:  www.citybankhawaii.com


                       CB BANCSHARES BOARD OF DIRECTORS
                      REJECTS CPF'S UNSOLICITED PROPOSAL

 RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST CONTROL SHARE ACQUISITION PROPOSAL

             SETS SPECIAL MEETING OF SHAREHOLDERS FOR MAY 28, 2003


HONOLULU, May 4, 2003 - CB Bancshares, Inc. (Nasdaq: CBBI), which is the holding company of CityBank, announced today that its Board of Directors has unanimously rejected Central Pacific Financial Corp.'s (NYSE: CPF) ("CPF") unsolicited proposal to acquire all of CB Bancshares outstanding shares for a combination of $19.09 in cash and 1.7233 shares of CPF common stock per share of CB Bancshares. After careful consideration, including consultation with independent financial and legal advisors, the CB Bancshares Board concluded that the proposal is inadequate from a financial point of view and not in the best interests of its shareholders, employees, customers, suppliers and local communities. Furthermore, the CB Bancshares Board unanimously recommends that shareholders vote against the control share acquisition proposal at the Special Meeting of Shareholders scheduled for May 28, 2003.

Mr. Lionel Y. Tokioka, CB Bancshares Chairman of the Board said, "CB Bancshares is a strong local institution with a proud tradition of delivering superior financial products and services to tens of thousands of individuals and small and medium sized businesses across the islands. The unsolicited proposal from CPF undervalues our franchise, our market position and the loyalty of our customers, and raises serious concerns about the adverse effect such a combination would have on the people, communities and economy of Hawaii."

The Board concluded that:

o THE PROPOSAL IS INADEQUATE FROM A FINANCIAL POINT OF VIEW. CPF's proposal does not reflect the true earnings power of the CB Bancshares franchise. The Board noted that CB Bancshares is enjoying:

     - Positive momentum with compound annual earnings per share growth greater than 15% over the last five years;

     -   Strong growth in core deposits and fee income; and

     -   Improved asset quality.

     With strong loan loss reserves and significant funding and capital capacity, CB Bancshares is well positioned for future growth.

     The Board also considered that since 70% of the consideration that CPF is proposing is in the form of CPF common stock, shareholders of CB Bancshares would be subject to market risk should the value of CPF's shares decline. In this regard the Board noted that:

     -   CPF's stock is trading near an all-time high;

     - CPF's recent earnings per share growth is attributable, in part, to stock repurchases; and

     - Based on the hostile nature of the proposal and the lack of experience of CPF's management, there is substantial execution risk. If CPF were to fail to realize the benefits it expects, CPF's stock price would be vulnerable to downward pressure.

o CPF'S COST SAVINGS CANNOT BE ATTAINED WITHOUT SIGNIFICANT EMPLOYEE LAYOFFS. CB Bancshares' employees are its most valuable asset. Their spirit and dedication are vital to the bank's continued success. CPF has stated:

     - Approximately 10 bank branches would be eliminated and CB Bancshares' loan production offices in California would be closed; and

     - CPF estimates $16 million in annual merger cost savings. The Board believes such savings would likely be achieved largely from the layoffs of more than 200 employees.

     The Board considered that the loss of jobs would create significant hardships for the affected employees and their families, and their communities. The economic impact of these job losses could reverberate to eliminate almost 500 additional jobs with an estimated negative impact of $16.5 million to the Hawaii economy.

o THE PROPOSED TRANSACTION RAISES SIGNIFICANT ANTICOMPETITIVE CONCERNS. The proposed acquisition raises significant antitrust and anticompetitive concerns detrimental to Hawaii-based consumers and small businesses.

o THERE COULD BE A SUBSTANTIAL REDUCTION IN BANKING SERVICES FOR RETAIL AND BUSINESS CUSTOMERS. CB Bancshares customers have come to expect a personal level of service. The Board believes that CB Bancshares small business and retail customers would not be valued CPF customers and would be underserved by CPF's big bank strategy. In addition, services currently offered to CB Bancshares customers such as free checking with no minimum balance and nonconforming residential mortgages, are unlikely to be available should a combination of CB Bancshares and CPF take place. Finally, the hostile nature of the proposal has already offended CB Bancshares' loyal customer base.

CB Bancshares also announced today that its Board of Directors has set Wednesday, May 28, 2003 as the date for a Special Meeting of Shareholders for the purpose of voting on CPF's proposed control share acquisition, a requirement under Hawaii law. Shareholders of record at the close of business on May 5, 2003 will be eligible to vote at the Special Meeting. The CB Bancshares Board unanimously recommends that shareholders vote against the control share acquisition proposal in order to prevent CPF from proceeding to acquire CB Bancshares.

CB Bancshares added that it has filed with the Securities and Exchange Commission a notice of meeting and preliminary proxy materials and expects to furnish shareholders with these materials shortly.

Following is a letter sent today from Mr. Tokioka to the CPF Board of
Directors:


                                                     May 4, 2003

Dear Chairman Arnoldus and Directors of Central Pacific Financial Corp.:

         After a full and thorough analysis of your proposal including consultation with our independent financial and legal advisors, the Board of Directors of CB Bancshares, Inc. has unanimously rejected your proposal. Our decision is based on what we believe is in the best interest of our shareholders, employees, customers, suppliers, the communities we serve, and the economy of the State of Hawaii. After careful consideration, we have concluded that the financial terms of your offer fail to recognize the value that we are capable of delivering to our shareholders through the continued execution of our current strategy. Your unsolicited proposal undervalues our franchise, our market position and the loyalty of our customers, and raises serious concerns about the adverse effect such a combination would have on the people, communities and economy of Hawaii.

            As responsible members of the local business community, it is incumbent upon us to express our regret over the tactics employed throughout this ill-advised endeavor. A merger between two major financial institutions in a place of our size and culture is a serious undertaking that impacts many thousands of individuals and businesses. A transaction pursued in such an overtly hostile manner only serves to reduce the value of both of our franchises.

            For all of these reasons and others, we cannot in good faith offer anything other than a rejection of your proposal. In the spirit of our founders and for the benefit of both of our constituencies, we ask that you honor and accept our decision. We would then welcome you back as a worthy competitor and member of the community.


                                             Sincerely,


                                             /s/ Lionel Y. Tokioka
                                             Chairman of the Board

Sandler O'Neill & Partners, L.P. is serving as financial advisor to CB Bancshares and Kobayashi, Sugita & Goda, a Honolulu law firm, is serving as local legal counsel.

CB Bancshares, Inc. is a bank holding company, which provides a full range of banking products and services for small-and-medium-sized businesses and retail customers through its principal subsidiary, City Bank. City Bank maintains 21 branches on the islands of Oahu, Hawaii, Maui and Kauai.

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

                                     _____

The directors and certain executive officers of CB Bancshares may be deemed to be participants in the solicitation of proxies from the shareholders of CB Bancshares in connection with CB Bancshares' special meeting of shareholders (the "Special Meeting") under the Hawaii Control Share Acquisitions Statute. Information concerning such participants is contained in CB Bancshares' definitive proxy statement on Schedule 14A relating to CB Bancshares' 2003 Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on March 12, 2003.

CB Bancshares will file a preliminary proxy statement on Schedule 14A with the SEC on May 5, 2003 with respect to its solicitation of proxies for use at the Special Meeting and, subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 and CB Bancshares' proxy statement for the Special Meeting when such documents become available because they will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the
Schedule 14D-9 (when available), CB Bancshares's proxy statement and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.

                                     # # #


LETTER TO CB BANCSHARES, INC. EMPLOYEES


May 4, 2003



To All Our Employees:

Today, your Board of Directors unanimously rejected the unsolicited and hostile proposal that was made by Central Pacific Financial Corporation on April 16. Their decision was based on a thorough evaluation of all of the impacts of the proposed merger.

Prior to our announcement, we had been bound by our fiduciary duty not to provide public comment. We know that this period caused undue anxiety to you, our customers, and your families. Thank you very much for your conscientious work, your pride, and your fortitude in the last three weeks.

Far from being the win-win situation that was portrayed by Central Pacific's public relations campaign, the detailed evaluation by your Board of Directors including consulting with your management and our financial advisor revealed a proposal that would be damaging to our two companies, and detrimental to the lives of thousands of people.

We have asked Central Pacific Financial Corporation to honor and accept our decision. Regrettably however, Central Pacific may very well continue to attempt to force its will on our shareholders, our customers, and you. We will keep you closely apprised as the events unfold.

Along with you, we are proud to be a part of our City Bank ohana. By continuing to grow customers, accounts, loans and relationships, City Bank will prove itself to be the ultimate winner. We look forward to working with you to accomplish our goals.

With Respect and Aloha,



Tokioka
Migita
Lim


The directors and certain executive officers of CB Bancshares may be deemed to be participants in the solicitation of proxies from the shareholders of CB Bancshares in connection with CB Bancshares' special meeting of shareholders (the "Special Meeting") under the Hawaii Control Share Acquisitions Statute. Information concerning such participants is contained in CB Bancshares' definitive proxy statement on Schedule 14A relating to CB Bancshares' 2003 Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on March 12, 2003.

CB Bancshares will file a preliminary proxy statement on Schedule 14A with the SEC on May 5, 2003 with respect to its solicitation of proxies for use at the Special Meeting and, subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 and CB Bancshares' proxy statement for the Special Meeting when such documents become available because they will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the
Schedule 14D-9 (when available), CB Bancshares' proxy statement and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.